UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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DRIL-QUIP, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2024 Notice of Shareholder Meeting and Proxy Statement

Elevating Efficiency

DRIL-QUIP®

ESG

“In a rapidly evolving world, our commitment to Environmental, Social, and Governance (ESG) principles remains unwavering. We persist in fostering sustainable practices, championing diversity and inclusion, and ensuring ethical conduct across our global operations. Together, we strive to mitigate our environmental impact, embrace innovation, and contribute to affordable energy security for all.”

- Jeffrey J. Bird, President and Chief Executive Officer

Environment

We recognize that climate change is an issue that warrants attention across all aspects of our business. We are committed to environmental stewardship by actively engaging in sustainable practices throughout our operations and doing our part, as a member of the greater energy industry, to deliver products that allow our customers to responsibly provide greater access to affordable, reliable energy for people everywhere. All of our major manufacturing facilities are compliant with OHSAS 18001 (occupational health and safety management systems) and are certified to ISO 14001 (for environmental management systems). In alignment with our Goal Zero initiative, we strive to improve our HSE policies to minimize safety risks and hazards.

Social

We are committed to building a diverse, inclusive, engaged, and empowered workforce to enable us to manage our business with a focus on health and safety, the environment, ethical behavior, quality and being a good corporate citizen in all countries in which we operate. We have a long-standing commitment to support equal opportunity for all. Dril-Quip is committed to providing equal opportunities in all aspects of employment and we maintain policies that prohibit any discrimination or harassment on the basis of race, color, national origin, genetic information, religion, gender, pregnancy, marital status, sexual orientation, age, disability or military service.

Governance

We have a majority independent board and split CEO and chairperson roles, factors which are aligned with long-term shareholder interests. Our Corporate Governance Guidelines include the Company’s policies regarding the Board of Directors, including but not limited to, director qualifications and responsibilities, election of directors, director compensation, and stock ownership guidelines. Our Code of Business Conduct and Ethical Practices articulates our corporate values and explains how they should guide ethical decision-making for all of our employees, officers, directors, and subsidiaries. It is designed to ensure that how we do business is fully aligned with our values and applicable laws and regulations in regions and countries that we operate in. Our Code of Business Conduct and Ethical Practices applies to all directors, officers, and employees of the Company and is the foundation of our compliance program. Our Anti-Corruption Policy prohibits all forms of bribery, including the payment of money, offers, gifts, promises to give, or authorizations of the giving of anything of value to any foreign official (including employees of foreign national oil companies) for the purpose of securing a business advantage.

Dril-Quip, Inc. 2050 West Sam Houston Parkway S., Suite 1100 Houston, Texas 77042

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders to be held at the worldwide headquarters of Dril-Quip, Inc. (“we,” “Company” or “Dril-Quip”), 2050 West Sam Houston Parkway S., Suite 1100, Houston, Texas 77042, on May 7, 2024 at 9:00 a.m., Houston time. For those of you who cannot be present at this annual meeting, we urge that you participate by voting your proxy over the Internet, by telephone or mail at your earliest convenience.

This booklet includes the notice of the meeting and the proxy statement, which contains information about the Board of Directors of the Company (the “Board” or “Board of Directors) and its committees and personal information about the nominees for the Board. Other matters on which action is expected to be taken during the meeting are also described.

It is important that your shares are represented at the meeting, whether or not you are able to attend personally. Accordingly, please vote your proxy over the Internet, by telephone or, if printed proxy materials are mailed to you, by signing, dating and mailing promptly the enclosed proxy in the envelope provided.

On behalf of the Board of Directors, thank you for your continued support. Jeffrey J. Bird Chief Executive Officer

March 19, 2024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE: May 7, 2024 TIME: 9:00 a.m., Houston time PLACE: Company’s corporate headquarters 2050 West Sam Houston Parkway S., Suite 1100 Houston, Texas 77042 RECORD DATE: March 11, 2024

AGENDA:

1.  To elect the nominee named in the Proxy Statement as a director to serve for a three-year term (Proposal 1).

2.  To approve the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2024 (Proposal 2).

3.  To conduct a non-binding advisory vote to approve the Company’s compensation of its named executive officers (Proposal 3).

4.  To transact such other business as may properly come before the meeting or any reconvened meeting after an adjournment thereof.

The Board of Directors has fixed March 11, 2024 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting or any reconvened meeting after an adjournment thereof, and only holders of common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the meeting or any reconvened meeting after an adjournment.

You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, however, you are requested to vote your proxy over the Internet, by telephone or, if printed proxy materials are mailed to you, by marking, signing, dating and returning the accompanying proxy in the envelope provided as soon as possible.

By Order of the Board of Directors

Jeffrey J. Bird

Chief Executive Officer

March 19, 2024

PROXY VOTING

Your vote is important. Please vote promptly so your shares can be represented, even if you plan to attend the annual meeting. You can vote by Internet at http://www.envisionreports.com/DRQ.com, by telephone at 1-800-652-8683 or by requesting a printed copy of the proxy materials and using the proxy card enclosed with the printed materials.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2024.

The Proxy Statement, our annual report and other proxy materials are available at http://www.edocumentview.com/DRQ.

PROXY STATEMENT INTRODUCTION

PROXY STATEMENT

Introduction

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Dril-Quip, Inc., a Delaware corporation, of proxies from the holders of our common stock, par value $0.01 per share, for use at the 2024 Annual Meeting of Stockholders to be held at the time and place and for the purposes set forth in the accompanying notice. We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. We expect to provide notice and electronic delivery of this proxy statement and the accompanying proxy to stockholders on or about March 19, 2024. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the notice.

In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone or personal interview by our regular employees. We will pay all costs of soliciting proxies. We will also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of such stock.

Record Date And Voting Securities

As of the close of business on March 11, 2024, the record date for determining stockholders entitled to notice of and to vote at the annual meeting, we had outstanding and entitled to vote 34,419,768 shares of common stock. Each share entitles the holder to one vote on each matter submitted to a vote of stockholders.

The requirement for a quorum at the annual meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of our common stock. Proxies indicating stockholder abstentions and shares represented by “broker non-votes” (i.e., shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and for which the broker or nominee does not have discretionary power to vote on a particular matter) will be counted for purposes of determining whether there is a quorum at the annual meeting. Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed as election inspectors for the annual meeting.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. However, the New York Stock Exchange, or NYSE, precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. Importantly, NYSE rules expressly prohibit brokers holding shares in “street name” for their beneficial holder clients from voting on behalf of those clients in uncontested director elections or on matters that relate to executive compensation without receiving specific voting instructions from those clients. Under NYSE rules, brokers will have discretion to vote only on Proposal 2 (approval of the appointment of independent registered public accounting firm). Brokers cannot vote on Proposal 1 (election of directors) or Proposal 3 (advisory vote to approve executive compensation) without instructions from the beneficial owners. If you do not instruct your broker how to vote on these matters, your broker will not vote for you.

All duly executed proxies received prior to the annual meeting will be voted in accordance with the choices specified thereon and, in connection with any other business that may properly come before the meeting, in the discretion of the persons named in the proxy. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted FOR the election as director of the nominee listed herein, FOR approval of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, FOR approval, on an advisory basis, of the compensation of our named executive officers and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the annual meeting.

A stockholder giving a proxy may revoke it at any time before it is voted at the annual meeting by filing with the Corporate Secretary at our executive offices a written instrument revoking it, by delivering a duly executed proxy bearing a later date or by appearing at the annual meeting and voting in person. Our executive offices are located at 2050 West Sam Houston Parkway S., Suite 1100, Houston, Texas 77042. For a period of ten days prior to the annual meeting, a complete list of stockholders entitled to vote at the annual meeting will be available for inspection by stockholders of record during ordinary business hours for proper purposes at our executive offices.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned directly or indirectly as of March 11, 2024 or as otherwise indicated below by (i) each person who is known to us to own beneficially more than 5% of our common stock, (ii) each of our directors, director nominees and executive officers and (iii) all directors, director nominees and executive officers as a group.

	Amount of Beneficial Ownership
Name of Beneficial Owner (1)	Number of Shares	Percent of Stock

Jeffrey J. Bird (2)	162,827	*

Kyle F. McClure (2)	71,005	*

James C. Webster (2)	66,735	*

Donald M. Underwood (2)	24,343	*

Terence B. Jupp (2)	59,615	*

Carri A. Lockhart (2)	15,935	*

John V. Lovoi (2)	71,242	*

Steven L. Newman (2)	59,357	*

Amy B. Schwetz (2)	39,227	*

Darryl K. Willis (2)	25,364	*

All current directors and executive officers as a group (10 persons) (3)	595,650	1.7%

BlackRock, Inc. (4)	5,534,233	16.1%
55 East 52nd Street
New York, NY 10055

The Vanguard Group (5)	3,867,476	11.2%
100 Vanguard Boulevard
Malvern, PA 19355

Brandes Investment Partners, L.P. (6)	2,559,567	7.4%
4275 Executive Square, 5th Floor
La Jolla, CA 92037

Dimensional Fund Advisors LP (7)	2,150,385	6.2%
6300 Bee Cave Road, Building One
Austin, TX 78746

*	Less than 1%.
(1)

Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. The address of each such person, unless otherwise provided, is 2050 West Sam Houston Parkway S., Suite 1100, Houston, Texas 77042.

(2)

Includes restricted stock held directly in the amount of 104,828 shares by Mr. Bird, 43,170 shares by Mr. Webster, 55,399 shares by Mr. McClure and 16,919 shares by Mr. Underwood. Includes restricted stock held directly in the amount of 11,725 shares by Mr. Lovoi, 11,574 shares by Mr. Jupp, 10,669 shares by Mr. Newman, 9,322 shares by Ms. Lockhart, 8,394 shares by Ms. Schwetz and 10,669 shares by Mr. Willis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(3)	Includes Jeffrey J. Bird, James C. Webster, Kyle F. McClure, Donald M. Underwood, John V. Lovoi, Terence B. Jupp, Steven L. Newman, Amy B. Schwetz, Darryl K. Willis and Carri A. Lockhart.
(4)

Number of shares based on a Schedule 13G/A filed with the Securities and Exchange Commission (“SEC”) on January 22, 2024. Such filing indicates that BlackRock, Inc. has sole voting power with respect to 5,534,233 shares and sole dispositive power with respect to 5,639,897 shares.

(5)

Number of shares based on a Schedule 13G/A filed with the SEC on February 13, 2024. Such filing indicates that The Vanguard Group has sole voting power with respect to 0 shares, shared voting power with respect to 22,995 shares, sole dispositive power with respect to 3,815,231 shares and shared dispositive power with respect to 52,245 shares.

(6)

Number of shares based on a Schedule 13G filed with the SEC on February 8, 2024 by Brandes Investment Partners, L.P. (“Brandes”). Brandes reports shared voting power with respect to 1,210,410 shares and shared dispositive power with respect to 2,559,567 shares. The 2,559,567 shares are deemed to be beneficially owned by CO-GP, LLC, Brandes Worldwide Holdings, L.P. and Glenn Carlson, as control persons of Brandes.

(7)

Number of shares based on a Schedule 13G filed with the SEC on February 14, 2024 by Dimensional Fund Advisors LP (“Dimensional”). Such filing indicates that Dimensional has sole voting power with respect to 2,112,830 shares and sole dispositive power with respect to 2,150,385 shares.

PROPOSAL 1 Election of Directors

PROPOSAL 1 Election of Directors

Our Board of Directors is divided into three classes, Class I, Class II and Class III, with staggered terms of office ending in 2025, 2026 and 2024, respectively. The term for each class expires on the date of the third annual stockholders’ meeting for the election of directors following the most recent election of directors for such class. Each director holds office until the next annual meeting of stockholders for the election of directors of their class or until their successor has been duly appointed or elected and qualified. Mr. Newman is currently serving as a Class III director; however, on March 15, 2024, Mr. Newman expressed his intent to retire and to not stand for re-election as a member of the Board of Directors. The decision by Mr. Newman to retire from the Board of Directors did not arise from any disagreement with the Company on any matters relating to the Company’s operations, policies or practices. The size of the Board of Directors will immediately be reduced from seven directors to six directors effective as of the 2024 Annual Meeting.

Our Board of Directors has nominated Ms. Schwetz for election as a director to serve a three-year term expiring on the date of the annual meeting of stockholders to be held in 2027 (or until a successor is duly appointed or elected and qualified). Ms. Schwetz currently serves as a member of our Board of Directors. In accordance with our bylaws, directors are elected by a majority of the votes cast at the meeting. This means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will not affect the outcome of the vote. For additional information on the election of directors, see “Corporate Governance Matters — Majority Voting in Director Elections.”

Our Board of Directors has no reason to believe that Ms. Schwetz will not be a candidate for director at the time of the annual meeting or will be unable to serve as director. If Ms. Schwetz becomes unavailable for election, our Board of Directors can name a substitute nominee, and proxies will be voted for the substitute nominee pursuant to discretionary authority, unless withheld.

Board Composition (excluding Mr. Newman who is not standing for re-election)

PROPOSAL 1 Election of Directors

Skills Matrix Lite (excluding Mr. Newman who is not standing for re-election)

Skill	Total of 6
Senior Leadership Experience	6
Global Expertise	5
Public Company Experience	3
Oil and Gas Industry Experience	4
Financial Expertise	2
Engineering and Technology	4
Investment Expertise	2

The Board of Directors recommends that you vote FOR the election of the nominee listed below. Properly dated and signed proxies will be so voted unless authority to vote in the election of directors is withheld.

Nominee for Class III Director for Three-Year Term to Expire in 2027

The following sets forth information concerning the nominee for election as a director at the annual meeting, including the nominee’s age as of March 11, 2024, position with us, business experience during the past five years and the experiences, qualifications, attributes or skills that caused our Nominating and Governance Committee and the Board to determine that the nominee should serve as directors of the Company.

AMY B. SCHWETZ
Age: 49 Director Since: 2019 Board Committees: • Audit (chair) • Nominating and Governance • Compensation

Ms. Schwetz has been a Class III director of the Company since September 2019. She is chair of the Audit Committee and a member of the Nominating and Governance Committee and the Compensation Committee of the Board of Directors. Ms. Schwetz was appointed Senior Vice President and Chief Financial Officer of Flowserve Corporation, a leading provider of flow control products and services that is NYSE-listed, in February 2020. Prior to that, she was Executive Vice President and Chief Financial Officer of Peabody Energy Corporation, an NYSE-listed global coal company based in St. Louis, Missouri. From 2005 to 2015, she served in various financial management positions at Peabody internationally and in the United States, including as Senior Vice President of Finance and Administration – Australia, Senior Vice President of Finance and Administration – Americas, Vice President of Investor Relations and Vice President of Capital and Financial Planning. Prior to that, she worked for Ernst & Young LLP, an international accounting firm, in its audit practice. Ms. Schwetz holds a Bachelor of Science degree in Accounting from Indiana University.

Qualifications: Ms. Schwetz was selected to serve as a director due to her executive experience with a publicly-traded company in the energy industry, her international experience and her extensive financial and accounting background.

PROPOSAL 1 Election of Directors

Information Concerning Class I and Class II Directors

The following sets forth information concerning the Class I and Class III directors whose present terms of office will expire at the 2025 and 2026 annual meetings of stockholders, respectively, including each director’s age as of March 11, 2024, position with us, if any, business experience during the past five years and the experiences, qualifications, attributes or skills that caused our Nominating and Governance Committee and the Board to determine that the nominees should serve as directors of the Company.

Class I

TERENCE B. JUPP
Age: 64 Director Since: 2012 Board Committees: • Compensation (Chair) • Audit • Nominating and Governance

Mr. Jupp has been a Class I director since November 2012. He is a member of the Audit Committee and the Nominating and Governance Committee and chair of the Compensation Committee of the Board of Directors. Mr. Jupp serves as Managing Director of EIG Global Energy Partners, a global energy investment firm, a position he has held since April 2015. Mr. Jupp has served as Chief Operating Officer of Breakwater Energy, an EIG subsidiary that holds oil and gas interests, since September 2022, and as Chief Operating Officer of MidOcean Energy, an EIG-controlled LNG company, since October 2022. From April 2015 until March 2021, he was the Chief Operating Officer of Harbour Energy Ltd., a company that was owned by EIG and that held and operated upstream and midstream energy assets globally. Earlier in his career, Mr. Jupp was employed by Anadarko Petroleum as Vice President International Operations – Americas/Far East following its acquisition of Kerr-McGee Oil and Gas. While with Kerr-McGee, he served in various management positions domestically and internationally, including as Vice President – International Exploration and Production. Mr. Jupp serves as a director of Maverick Natural Resources, LLC, a private oil and gas company focused on long-lived reserves in the U.S., and previously served as a director of Chrysaor Holdings Limited, a private oil and gas company that was the largest oil and gas producer in the UK North Sea. Mr. Jupp holds a Bachelor of Science degree in petroleum engineering from Texas A&M University.

Qualifications: Mr. Jupp was selected to serve as a director due to his executive experience with oil and gas exploration companies, including his international experience in the energy industry.

CARRI A. LOCKHART
Age: 52 Director Since: 2022 Board Committees: • Audit • Nominating and Governance • Compensation

Ms. Lockhart has been a Class I director since March 2022. She is a member of the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee of the Board of Directors. From June 2021 until March 2022, Ms. Lockhart was Executive Vice President of Technology, Digital and Innovation at Equinor ASA. From August 2018 until June 2021, she was Senior Vice President – Development & Production International Portfolio and Partner Operations at Equinor and from May 2016 until August 2018, she was Senior Vice President – Development Production Offshore US (which also included Mexico offshore operations) at Equinor. Prior to joining Equinor in 2016, Ms. Lockhart was employed by Marathon Oil Company for over 20 years in various management, operational and technical positions both domestically and internationally, including as Regional Vice President – Eagle Ford, Regional Vice President – Bakken and Regional Vice President – United Kingdom. Ms. Lockhart also serves as a director of The Williams Companies, Inc., an energy infrastructure company, and Ascent Resources, LLC, an oil and gas company focused on production in the Utica Shale. Ms. Lockhart holds a Bachelor of Science degree in petroleum engineering from Montana Technological University.

Qualifications: Ms. Lockhart was selected to serve as a director due to her executive experience in energy transition, innovation and digital matters, her executive experience within the oil and gas industry and her international experience.

PROPOSAL 1 Election of Directors

DARRYL K. WILLIS
Age: 54 Director Since: 2021 Board Committees: • Audit • Nominating and Governance • Compensation

Mr. Willis has been a Class I director since June 2021. He is member of the Audit Committee, the Nominating and Governance Committee and the Compensation Committee of the Board of Directors. Mr. Willis is Corporate Vice President, Energy of Microsoft Corporation, a position he has held since 2019. From 2018 to 2019, he was Vice President – Oil, Gas and Energy, Google Cloud at Google, Inc. From 1993-2017, he served in various technical, operational and management positions at BP plc internationally and in the United States, including as Senior Vice President of Reservoir Development and Vice President – L48 Onshore Gas at BP America, General Manager of BP Angola, and Vice President – Technology Operations at BP-TNK in Moscow. Mr. Willis also serves as a director of Nine Energy Service, Inc., an NYSE-listed company that provides completion and production services primarily for North American unconventional oil and gas resource development, and the American Bureau of Shipping, a non-profit corporation that provides global classification and assessment services to the marine and offshore industries for vessel design and integrity. Mr. Willis holds a Bachelor of Science degree from Northwestern State University, a Master of Science degree in Geology from the University of New Orleans, and a Master of Science degree in management from the Stanford University Graduate School of Business.

Qualifications: Mr. Willis was selected to serve as a director due to his executive experience with a Fortune 100 technology company, his executive background within the oil and gas industry and his international experience.

Class II

JEFFREY J. BIRD
Chief Executive Officer Age: 57 Director Since: 2022

Mr. Bird has been a Class II director and the Chief Executive Officer of the Company since January 2022. Since joining the Company in March 2017 as Vice President and Chief Financial Officer, Mr. Bird has held several executive management positions of increasing responsibility, including as President and Chief Operating Officer. Prior to joining the Company, Mr. Bird was Executive Vice President and Chief Financial Officer of Frank’s International, a provider of engineered tubular services to the oil and gas industry, and prior to that, he was the Vice President of Finance and Chief Financial Officer of Ascend Performance Materials, a provider of chemicals, fibers and plastics in Houston, Texas. Earlier in his career, Mr. Bird served in a variety of finance and operating roles primarily in the industrial manufacturing sector including serving as a division Chief Financial Officer at Danaher Corporation. Mr. Bird holds a BA in Accounting from Cedarville University.

Qualifications: Mr. Bird was selected to serve as a director because he is our Chief Executive Officer with extensive knowledge of the Company, its operations and people, and he has demonstrated operational and financial knowledge in different industries during his career.

PROPOSAL 1 Election of Directors

JOHN V. LOVOI
Chair of the Board Age: 63 Director Since: 2005 Board Committees: • Nominating and Governance (Chair) • Audit • Compensation

Mr. Lovoi has been a Class II director since May 2005 and Chair of the Board since October 2011. He is also chair of the Nominating and Governance Committee and a member of the Audit Committee and the Compensation Committee of the Board of Directors. He is the Managing Partner of JVL Advisors LLC, a private energy investment company established in 2002. From January 2000 to August 2002, Mr. Lovoi was a Managing Director at Morgan Stanley Incorporated, and during this period served as head of the firm’s Global Oil and Gas Research practice and then as head of the firm’s Global Oil and Gas Investment Banking practice. From 1995 to 2000, he was a leading oilfield services and equipment research analyst for Morgan Stanley. Prior to joining Morgan Stanley, he spent two years as a senior financial executive at Baker Hughes and four years as an energy investment banker with Credit Suisse First Boston. Mr. Lovoi also serves as a director of Helix Energy Solutions Group, an energy services company, and as chair of the board of directors of Epsilon Energy, Ltd., an oil and gas company based in Canada. Mr. Lovoi holds a Bachelor of Science degree in chemical engineering from Texas A&M University and an MBA degree from the University of Texas.

Qualifications: Mr. Lovoi was selected to serve as a director due to his financial expertise and energy industry insight, as well as his experience as a director of other public companies.

CORPORATE GOVERNANCE MATTERS

CORPORATE GOVERNANCE MATTERS

Board Leadership Structure

The offices of Chair of the Board and Chief Executive Officer are currently separate and have been separate since October 2011. At that time, the Board of Directors appointed Mr. Lovoi as Chair of the Board.

The Board does not have a policy requiring either that the positions of the Chair of the Board and the Chief Executive Officer should be separate or that they should be occupied by the same individual. The Board believes that this issue is properly addressed as part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination on the matter when it elects a new chief executive officer or at other times consideration is warranted by circumstances. The Board believes that this structure enables it to fulfill its oversight role in determining the manner in which its leadership is configured with a view toward flexibility and maintaining a structure that best serves our Company and its stockholders.

The Board believes that the current separation of these two important roles is in the best interest of the Company and its stockholders at this time. This structure permits the Chair to direct board operations and lead the Board in its oversight of management and the Chief Executive Officer to develop and implement the Company’s board-approved strategic vision and manage its day-to-day business. The separation of duties also allows Mr. Lovoi and Mr. Bird to focus on their responsibilities as Chair and Chief Executive Officer, respectively. The Board believes that the independent board chair helps provide an opportunity for Board members to provide more direct input to management in shaping our organization and strategy and strengthens the Board’s independent oversight of management. To that end, at each regularly scheduled Board meeting, our non-management directors hold executive sessions at which our management is not in attendance. Mr. Lovoi, as Chair, presides at these sessions.

Board’s Role in the Oversight of Risk Management

The Board: The Board of Directors has ultimate oversight responsibility for our system of enterprise risk management. Management is responsible for developing and implementing our program of enterprise risk management.

Audit Committee: The Audit Committee has been designated to take the lead in overseeing our risk management process and overall risk management system at the Board level. Accordingly, the Audit Committee meets periodically with management to review our major risk exposures, including risks associated with information technology, cybersecurity and data privacy and protection, and the steps management has taken to monitor and control those exposures. The Audit Committee also monitors our risk management policies and guidelines concerning risk assessment and risk management. In this role, the Audit Committee receives reports from management and other advisors and analyzes our risk management process and system, the nature of the material risks we face and the adequacy of our policies and procedures designed to respond to and mitigate these risks.

Compensation Committee: The Compensation Committee has made an assessment of whether compensation policies and practices create risks that are reasonably likely to have a material adverse effect on us and has concluded that they do not create such risks as presently constituted.

CORPORATE GOVERNANCE MATTERS

Determinations of Director Independence

Under rules adopted by the NYSE, no board member qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us. In evaluating each director’s independence, the Board considers all relevant facts and circumstances in making a determination of independence. In particular, when assessing the materiality of a director’s relationship with us, the Board considers the issue not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation.

As contemplated by the rules of the NYSE then in effect, the Board adopted categorical standards in 2004 to assist the Board of Directors in making independence determinations. As set forth in our Corporate Governance Guidelines, a relationship falls within the categorical standard if it:

•	is not a type of relationship that would preclude a determination of independence under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual;

•

consists of charitable contributions by us to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years; or

•	is not a type of relationship that would require disclosure in the proxy statement under Item 404 of Regulation S-K of the SEC.

In its determination of independence, the Board of Directors reviewed and considered all relationships and transactions between each director, their family members or any business, charity or other entity in which the director has an interest, on the one hand, and we, our affiliates, or our senior management has an interest, on the other. The Board considered the relationships and transactions in the context of the NYSE’s objective listing standards, the categorical standards noted above and the additional standards established for members of audit, compensation and governance committees. As part of its review, the Board considered the following:

•

Mr. Willis’s employment as a corporate officer of Microsoft Corporation (“Microsoft”) and that the Company made payments of approximately $1,471,599 in 2023 for products and services provided by Microsoft. These payments represent approximately 0.35% of the Company’s gross revenues in 2023, and approximately 0.0001% of Microsoft’s consolidated revenues in 2023.

The Board has concluded that these transactions and relationships do not adversely affect the ability or willingness of any of Mr. Willis to act in the best interests of the Company and its shareholders or otherwise compromise his independence, nor are similar transactions in the future expected to adversely affect his independence. The Board took note of the fact that these transactions were ordinary course transactions on standard terms and conditions and that neither company was afforded any special benefits. The Board further noted that Mr. Willis had no involvement in negotiating the terms of the purchases.

As a result of this review, the Board of Directors affirmatively determined that Mr. Jupp, Ms. Lockhart, Mr. Lovoi, Mr. Newman, Ms. Schwetz and Mr. Willis are independent from us and our management. In addition, the Board of Directors affirmatively determined that Mr. Jupp, Ms. Lockhart, Mr. Lovoi, Mr. Newman, Ms. Schwetz and Mr. Willis are independent under the additional standards for audit committee membership and compensation committee membership under rules of the SEC. The remaining director, Mr. Bird, is not independent because of his current service as a member of our senior management.

You can access our Independence Guidelines in our Corporate Governance Guidelines on the Investors section of our website at www.dril-quip.com.

CORPORATE GOVERNANCE MATTERS

Code of Business Conduct and Ethical Practices

Pursuant to NYSE rules, we have adopted the Dril-Quip, Inc. Code of Business Conduct and Ethical Practices for our directors, officers and employees. The Code of Business Conduct and Ethical Practices, which also meets the requirements of a code of ethics under Item 406 of Regulation S-K, is posted on the Investors section of our website at www.dril-quip.com. Changes in and waivers to the Code of Business Conduct and Ethical Practices for our directors and executive officers will also be posted on our website.

Majority Voting in Director Elections

Our amended and restated bylaws include a majority voting standard in uncontested director elections. This standard applies to the election of directors at this meeting. To be elected in an uncontested election, a nominee must receive more votes cast “for” that nominee’s election than votes cast “against” that nominee’s election. In contested elections, the voting standard will be a plurality of votes cast. Under our bylaws, a contested election is one at which the number of candidates for election as directors exceeds the number of directors to be elected, as determined by our Corporate Secretary as of the tenth day preceding the date we mail or deliver a notice of meeting to stockholders.

Our Corporate Governance Guidelines include director advance resignation procedures. In brief, these procedures provide that:

•

As a condition to being nominated to continue to serve as a director, an incumbent director nominee must submit an irrevocable letter of resignation that becomes effective upon and only in the event that (1) the nominee fails to receive the required vote for election to the Board at the next meeting of stockholders at which such nominee faces re-election and (2) the Board accepts such resignation;

•

As a condition to being nominated, each director candidate who is not an incumbent director must agree to submit such an irrevocable resignation upon election as a director. Similarly, the Board will only fill vacancies (including new directorships created by expansion of the Board) with candidates who agree to submit such an irrevocable letter of resignation upon appointment as a director;

•	Upon the failure of any nominee to receive the required vote, the Nominating and Governance Committee makes a recommendation to the Board on whether to accept or reject the resignation;

•	The Board takes action with respect to the resignation and publicly discloses its decision and the reasons therefor within 90 days from the date of the certification of the election results; and

•

The resignation, if accepted, will be effective at the time specified by the Board when it determines to accept the resignation, which effective time may be deferred until a replacement director is identified and appointed to the Board.

Our Corporate Governance Guidelines can be found on the Investors section of our website at www.dril-quip.com.

Committees of the Board of Directors

The Board of Directors has appointed three committees: the Audit Committee, the Nominating and Governance Committee and the Compensation Committee. Effective at the 2024 Annual Meeting, Mr. Newman, who is not standing for re-election at the 2024 Annual Meeting, will no longer serve on the Audit Committee, the Nominating and Governance Committee or the Compensation Committee.

Audit Committee

The current members of the Audit Committee are Ms. Schwetz, who serves as Chair, Mr. Jupp, Ms. Lockhart, Mr. Lovoi, Mr. Newman and Mr. Willis. The Board of Directors has determined that Ms. Schwetz is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. In addition, the Company believes that certain other members of the Audit Committee could also qualify as “audit committee financial experts” if needed in the future.

The Board of Directors has approved the Audit Committee Charter, which contains a detailed description of the Audit Committee’s duties and responsibilities. Under the charter, the Audit Committee has been appointed by the Board of

CORPORATE GOVERNANCE MATTERS

Directors to assist the Board in overseeing (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s independence, qualifications and performance and (iv) the performance of our internal audit function. The Audit Committee also has direct responsibility for the appointment, compensation and retention of our independent auditors.

Compensation Committee

The current members of the Compensation Committee are Mr. Jupp, who serves as Chair, Ms. Lockhart, Mr. Lovoi, Mr. Newman, Ms. Schwetz and Mr. Willis.

The Board of Directors has approved the Compensation Committee Charter, which contains a detailed description of the Compensation Committee’s responsibilities. Under the charter, the Compensation Committee assists the Board in establishing the compensation of our directors and executive officers in a manner consistent with our stated compensation strategy, internal equity considerations, competitive practice and the requirements of applicable law and regulations and the rules of applicable regulatory bodies.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Mr. Lovoi, who serves as Chair, Ms. Lockhart, Mr. Jupp, Mr. Newman, Ms. Schwetz and Mr. Willis.

The Board of Directors has approved the Nominating and Governance Committee Charter, which contains a detailed description of the Nominating and Governance Committee’s responsibilities. Under the charter, the Nominating and Governance Committee identifies and recommends individuals qualified to become Board members, consistent with criteria approved by the Board, and assists the Board in determining the composition of the Board and its committees, in monitoring a process to assess Board and committee effectiveness and in developing and implementing our corporate governance guidelines, practices and procedures. The Nominating and Governance Committee has the authority to engage a third-party consultant at any time.

Selection of Nominees for the Board of Directors

Identifying Candidates

The Nominating and Governance Committee solicits ideas for potential Board candidates from a number of sources, including members of the Board of Directors, our executive officers, individuals personally known to the members of the Nominating and Governance Committee and research. In addition, the Nominating and Governance Committee will consider candidates submitted by stockholders. Any such submissions should include the candidate’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address indicated on the first page of this proxy statement. Although the Board does not require the stockholder to submit any particular information regarding the qualifications of the stockholder’s candidate, the level of consideration that the Nominating and Governance Committee will give to the stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the Nominating and Governance Committee. The Nominating and Governance Committee did not receive any candidate submissions from stockholders during 2022. The Nominating and Governance Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis.

In addition, our bylaws permit stockholders to nominate directors for election at an annual stockholders meeting whether or not such nominee is submitted to and evaluated by the Nominating and Governance Committee. To nominate a director using this process, the stockholder must follow certain procedures required by the Bylaws which are described under “Additional Information -Advance Notice Required for Stockholder Nominations and Proposals” below.

CORPORATE GOVERNANCE MATTERS

Evaluating Candidates

The members of the Nominating and Governance Committee are responsible for assessing the skills and characteristics that candidates for election to the Board should possess, as well as the composition of the Board as a whole. This assessment will include the qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of skills and experience in the context of the needs of the Board. The charter of the Nominating and Governance Committee requires the committee to evaluate each candidate for election to the Board in the context of the Board as a whole, with the objective of recommending individuals that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound business judgment using their diversity of experience in a number of areas. Each candidate must meet certain minimum qualifications, including:

•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy and attention to the performance of her or his duties, taking into consideration the nominee’s service on other public company boards; and

•

skills and expertise complementary to the existing Board members’ skills; in this regard, the Nominating and Governance Committee will consider the Board’s need for operational, sales, management, financial or other relevant expertise.

The Nominating and Governance Committee may also consider the ability of the prospective candidate to work with the then-existing interpersonal dynamics of the Board and their ability to contribute to the collaborative culture among Board members.

Based on this initial evaluation, the Nominating and Governance Committee will determine whether to interview the candidate, and, if warranted, will recommend that one or more of its members and senior management, as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview process, the Nominating and Governance Committee recommends to the Board a slate of director nominees for election at the next annual meeting of stockholders or for appointment to fill vacancies on the Board.

Board Diversity

The charter of the Nominating and Governance Committee was amended in October 2017 to specifically ensure that qualified women and minority candidates are included in director searches.

Information Regarding Meetings

During 2023, the Board of Directors held nine meetings. The Audit Committee met four times, the Nominating and Governance Committee met twice and the Compensation Committee met twice. During 2023, all current directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of the committees of the Board of Directors held during the period of such director’s service.

We expect, but do not require, Board members to attend the annual meeting. Last year, all of our Board members attended the annual meeting.

Stockholder Communications

Stockholders and other interested parties may communicate directly with our independent directors by sending a written communication in an envelope addressed to “Board of Directors (Independent Members)” in care of the Corporate Secretary at the address indicated on the first page of this proxy statement.

Website Availability of Governance Documents

You can access our Corporate Governance Guidelines, Code of Business Conduct and Ethical Practices, Audit Committee Charter, Nominating and Governance Committee Charter and Compensation Committee Charter on the Investors section of our website at www.dril-quip.com. Information contained on our website or any other website is not incorporated into this proxy statement and does not constitute a part of this proxy statement. Additionally, any stockholder who so requests may obtain a printed copy of the governance documents from the Corporate Secretary at the address indicated on the first page of this proxy statement.

CORPORATE GOVERNANCE MATTERS

Stockholder Engagement

In order to seek continued alignment with our stockholders, our executive officers meet with our stockholders from time to time to obtain their views on our performance. The feedback received from our stockholders is also shared with our Board of Directors. Feedback from our stockholders continues to focus on the need for industry consolidation, our efforts to operate efficiently with a reduced footprint and our ability to generate free cash flow. In response, we again included an Adjusted EBITDA element in our annual cash incentives program for 2024 but replaced the Bookings element with a Free Cash Flow element to continue our focus on operational efficiencies and cash generation. Similar to 2022, our 2023 performance units have a reduced payout schedule such that no more than 150% of 2023 performance shares will be earned in the event our relative total stockholder return is negative. We will continue to regularly engage with our stockholders and consider their feedback on all aspects of our performance.

RELATED PERSON TRANSACTIONS

RELATED PERSON TRANSACTIONS

The Board has adopted a written policy implementing procedures for the review, approval or ratification of related person transactions. Under the policy, a “related person” is any director, executive officer or more than 5% stockholder. The policy applies to any transaction in which (1) we are a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K. The Nominating and Governance Committee is responsible for reviewing, approving and ratifying any related person transaction. The Nominating and Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of us and our stockholders.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

Overview

For the year ended December 31, 2023, the non-employee Chair of the Board received an annual fee of $175,000 and the Company’s other non-employee directors received an annual fee of $75,000. In addition, each of the non-employee chairs of the Nominating and Governance Committee, Compensation Committee and Audit Committee of the Board received a supplemental annual fee of $10,000, $15,000 and $20,000, respectively. All directors are reimbursed for their out-of-pocket expenses and other expenses incurred in attending meetings of the Board or its committees and for other expenses incurred in their capacity as directors.

Under the Company’s 2017 Omnibus Incentive Plan, as amended (the “2017 Incentive Plan”), non-employee directors may be granted awards in the form of stock options, stock appreciation rights, stock awards, cash awards or performance awards. Upon the recommendation of the Compensation Committee, the Board granted 6,145 shares of restricted stock to each of Messrs. Lovoi, Jupp, Newman, and Willis and Mss. Schwetz and Lockhart in October 2023 under the 2017 Incentive Plan. Such shares of restricted stock vest on the first anniversary of the date of grant, subject to such director’s continued service through such date.

Director Stock Compensation Program

We maintain a stock compensation program for non-employee directors under the 2017 Incentive Plan. Under this program, non-employee directors may elect to receive all or a portion (in 25% increments) of their board and committee fees (but not expense reimbursements) in the form of restricted stock awards in lieu of cash with a value equal to 125% of the otherwise applicable cash amount of such fees. Each director may elect to take fees in the form of restricted stock prior to the beginning of the subject calendar year. Each director taking fees in the form of restricted stock receives their award attributable to a calendar quarter effective as of the first day of the next calendar quarter in an amount equal to 125% of the cash equivalent of their fees, with the number of shares determined by the closing stock price on the last trading day of the calendar quarter for which the fees are being determined. These awards fully vest on the first day of the second calendar year following issuance. The director stock compensation program is intended to encourage non-employee directors to acquire and hold common stock of the Company to align the interests of directors and the Company’s other stockholders. Each of the non-employee directors elected to take all or a portion of their Board fees in the form of restricted stock during 2023, and each of the non-employee directors other than Ms. Schwetz has elected to take all or a portion of their Board fees in the form of restricted stock during 2024.

Director Stock Ownership Guidelines

We maintain stock ownership guidelines applicable to our directors under which each non-employee director is expected to own Dril-Quip common stock valued at five times the then current annual cash retainer payable to such director. If, however, at any time the Chair of the Board is a non-employee and is receiving a retainer greater than that payable to the non-employee directors who are not Chair, the Board Chair is generally expected to own common stock valued at five times the then current annual cash retainer payable to non-employee directors who are not Board Chair. New directors are expected to attain the specified level of ownership within five years of becoming a director. At its most recent meeting, the Nominating and Governance Committee confirmed that all directors are in compliance with our stock ownership guidelines or within the time period for acquiring the requisite share holdings.

DIRECTOR COMPENSATION

Director Compensation Table

The following table sets forth a summary of the compensation paid to our non-employee directors in relation to 2023:

Name	Fees Earned or Paid in Cash(1)	Stock Awards (2) (3)	Total

John V. Lovoi	$185,000	$163,065	$348,065

Terence B. Jupp	$90,000	$162,453	$252,453

Steven L. Newman	$75,000	$158,695	$233,695

Amy B. Schwetz	$95,000	$150,309	$245,309

Darryl K. Willis	$75,000	$158,695	$233,695

Carri. A Lockhart	$75,000	$152,836	$227,836

(1)

Amounts include fees that each director elected to take in the form of restricted stock. Each director taking fees in the form of restricted stock receives his or her award in an amount equal to 125% of the cash equivalent of his or her fees. This 25% incremental value for awards granted in 2023 has been reflected in the column entitled “Stock Awards”.

(2)

Amounts reflect the aggregate grant date fair value of restricted stock awarded to each of the directors in 2023 with respect to their annual grants under the 2017 Incentive Plan as well as the portion of the restricted stock issued in 2023 in lieu of cash fees representing a 25% incremental value over the foregone cash fees. If a non-employee director elects to receive restricted stock for their fees relating to the fourth quarter of the fiscal year, such shares of restricted stock are granted during the first quarter of the subsequent fiscal year. As such, this column includes restricted stock issued in lieu of fees pertaining to the fourth quarter of 2022 but excludes restricted stock issued in January of 2024 pertaining to foregone fees for the fourth quarter of 2023.

The aggregate grant date fair values are computed in accordance with FASB ASC 718, “Share-Based Payment” (“ASC 718”), for the following shares of restricted stock granted during 2023 (which reflects the annual equity grant as well as the 25% incremental portion of the quarterly grants as included in the Stock Awards column above):

Name	Restricted Stock

John V. Lovoi	10,483

Terence B. Jupp	10,366

Steven L. Newman	9,662

Amy B. Schwetz	8,076

Darryl K. Willis	8,800

Carri. A Lockhart	8,567

Assumptions used in the calculation of these amounts are included in footnote 19 to our audited consolidated financial statements for the fiscal year ended December 31, 2023, included in our Annual Report on Form 10-K filed with the SEC on February 27, 2024.

DIRECTOR COMPENSATION

(3)

The aggregate number of shares of restricted stock outstanding at December 31, 2023, including restricted stock issued in lieu of cash fees pursuant to the director stock compensation program, held by each director is set forth immediately below.

Name	Total Restricted Stock

John V. Lovoi	15,324

Terence B. Jupp	15,078

Carri A. Lockhart	9,167

Steven L. Newman	13,587

Amy B. Schwetz	12,321

Darryl K. Willis	12,397

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The primary objectives of our compensation programs are to attract and retain talented executive officers and to deliver rewards for superior corporate performance. As we had only four executive officers over the year, we had four named executive officers for 2023:

Named Executive Officer	Title
Jeffrey J. Bird	President and Chief Executive Officer
Kyle F. McClure	Vice President — Chief Financial Officer
James C. Webster	Vice President — General Counsel and Secretary
Donald M. Underwood	Vice President — Subsea Products

The compensation of our named executive officers was determined at the discretion of the Compensation Committee (as used in this Executive Compensation section, the “Committee”) and was governed in part by employment agreements entered into with those executives. The employment agreements are described below under “— Individual Agreements with Executive Officers” and “— Potential Payments Upon Termination or Change-in-Control.”

Purposes of the Executive Compensation Program

Our executive compensation program has been designed to accomplish the following objectives:

•	align executive compensation with Company and individual performance and appropriate peer group comparisons;

•	produce long-term, positive results for our stockholders;

•	create a proper balance between building stockholder wealth and executive remuneration while maintaining good corporate governance; and

•	provide market-competitive compensation and benefits that will enable us to attract, motivate and retain a talented workforce.

EXECUTIVE COMPENSATION

Administration of Executive Compensation Program

Our executive compensation program is administered by the Committee. The specific duties and responsibilities of the Committee are described in this proxy statement under “Corporate Governance Matters — Committees of the Board of Directors — Compensation Committee.” The Committee normally meets each February to determine annual incentive compensation earned during the prior year and to establish performance targets for the current year annual incentive compensation plan. The Committee also normally meets in October to determine any adjustments to base salaries for our executive officers and to award equity-based compensation. The Committee also meets at other times during the year and acts by written consent when necessary or appropriate.

2023 Compensation Highlights

Compensation determinations made for 2023 reflect our pay-for-performance philosophy and intent to align compensation paid to our named executive officers with the interests of our stockholders. The key compensation determinations made with respect to our named executive officers for 2023 are summarized as follows:

•

Annual Base Salary Changes. The Committee normally reviews and approves base salary increases for the executive officers at its October meeting. The Committee approved modest base salary increases of 2.4% to 5.3% for the executive officers in October 2023 as further described below.

•

Annual Cash Incentive Compensation; New Safety Metric; Performance Resulting in Bonuses Paid at 74% of Target. The Committee generally retained the 2022 annual cash incentive program design for 2023, with bonuses earned based on Bookings (30% weighting) and Adjusted EBITDA described below (70% weighting); however, the Committee added a safety payout metric that operates to reduce the final payout by up to 10% if the number of reportable incidents for the year exceeds a certain number of incidents based on the Company’s number of incidents in recent years (which historic safety incidents are below industry averages). For 2023, the Committee certified achievement of $40 million of Adjusted EBITDA (resulting in an Adjusted EBITDA Target Multiplier of 83%) and $272 million of Bookings (resulting in a Bookings Target Multiplier of 52%). The Company experienced six recordable safety incidents, which was below the threshold to require any safety modifier adjustment. Such performance yielded a performance multiplier for our annual cash incentive for named executive officers of 74%.

•

2023 Performance Unit Awards; No Change in Peer Group Index. The performance units awarded in October of 2023 may be earned at 0% to 200% of the target number of units granted based on the Company’s relative total stockholder return over the three-year performance period from October 1, 2023 through September 30, 2026, as measured against the VanEck OIH Index constituent companies and the S&P 500 Index. In addition, a negative adjustment factor will be applied to the 2023 Performance Units such that if the Company’s absolute total stockholder return over the three-year performance period is negative, no more than 150% of the target number of units granted may be earned.

•

2020 Performance Units paid at 0%. The Company’s total stockholder return ranked below the 30th percentile of the remaining component companies of the Philadelphia Oil Service Index and the S&P 500 Index over the three-year period from October 1, 2020 through September 30, 2023. Our absolute total stockholder return over such period was -3.92%. As a result, 0% of the 2020 performance units vested in accordance with the award agreements, which illustrates our shareholder and executive alignment.

•

Clawback Policy. In 2023, we updated our Clawback Policy to comply with the listing standards adopted by the New York Stock Exchange implementing Exchange Act Rule 10-D-1. The policy mandates excess incentive based compensation paid to current and former executive officers in the event of an accounting restatement of the Company’s financial statements due to the Company’s material non-compliance with any financial reporting requirement under the federal securities laws.

Realizable Pay Analysis

The ultimate value realized by our long-term compensation grants is heavily influenced by the performance of our stock, both on an absolute basis and relative to the S&P 500 Index and the Philadelphia Oil Service Index for our 2021 performance unit awards and the VanEck OIH Index constituent companies and the S&P 500 Index for our 2022 and 2023 performance unit awards. The following chart compares the realizable value (as defined below) of applicable long-term compensation grants made during the three-year period beginning on October 1, 2020 and ending on September 30, 2023 to the original grant date fair value of such grants for each named executive officer.

EXECUTIVE COMPENSATION

•

Realizable value is defined as the pre-tax value as of September 30, 2023 of all shares of restricted stock and performance units granted between October 1, 2020 and ending on September 30, 2023 with certain assumptions regarding performance units as discussed below.

•	For the 2020 performance unit grant, the 0% vesting level, discussed above, is reflected in the chart.

•	For performance unit awards for which the performance period is not yet complete (2021 grants and 2022 grants), the value is based on our period-to-date results through September 2023.

Role of Consultants

The Committee has the authority to engage a third-party consultant at any time, and has continued to engage Meridian Compensation Partners, LLC (“Meridian”), to provide independent advice on executive compensation and evaluate and recommend appropriate modifications to our compensation program consistent with our program’s objectives. Meridian reports directly to the Committee, which pre-approves the scope of work and the fees charged. The Committee reviewed and assessed Meridian’s independence and performance in order to confirm that it was independent and met all applicable regulatory requirements.

In October 2023, at the direction of the Committee, Meridian evaluated the base salary and annual and long-term incentive compensation of our named executive officers. As it had done in prior years for the Committee, Meridian used publicly available data from a peer group of oilfield service companies to assist in that analysis.

EXECUTIVE COMPENSATION

The peer group data used in October 2023 in relation to compensation for the Company’s named executive officers for 2023 was the same peer group used by Meridian in its October 2022 report to the Committee, and consisted of the following 13 publicly traded oilfield services and equipment companies:

Core Laboratories N.V.	DMC Global Inc.	Expro Group Holdings N.V.
Forum Energy Technologies, Inc.	Gulf Island Fabrication, Inc.	Helix Energy Solutions Group, Inc.
Newpark Resources, Inc.	Nine Energy Service, Inc.	Oceaneering International, Inc.
Oil States International, Inc.	SEACOR Marine Holdings Inc.	TETRA Technologies, Inc.
Tidewater Inc.

This peer group represents a group of companies in the oilfield services industry of comparable size to Dril-Quip based on measures such as enterprise value, revenues, market capitalization and assets. We believe that the use of this group as a reference for evaluating our compensation policies helps align us with our peers and competitors and ensure our compensation program remains competitive when compared to our competition for executive talent. We also believe this group of companies provides a sufficiently large and consistent data set that is generally not subject to wide changes or volatile swings in compensation data.

Pursuant to Meridian’s recommendations and its own analysis, the Committee has implemented the compensation program for our named executive officers as further described below.

Compensation Matters

In fulfilling its role, the Committee is authorized to:

•

review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation; evaluate the Chief Executive Officer’s performance in light of those goals and objectives; and either as a committee or together with other independent directors (as directed by the Board), determine and approve the Chief Executive Officer’s compensation based on that evaluation, including administering, negotiating any changes to and determining amounts due under the Chief Executive Officer’s employment agreement;

•	review and approve, or make recommendations to the Board with respect to, the compensation of other executive officers, and oversee the periodic assessment of the performance of such officers;

•

from time to time consider and take action on the establishment of and changes to incentive compensation plans, equity-based compensation plans and other benefit plans, including making recommendations to the Board on plans or amendments to be submitted for action by our stockholders;

•

administer our compensation plans, including authorizing the issuance of our common stock and taking other action on grants and awards, determinations with respect to achievement of performance goals, and other matters provided in the respective plans; and

•

review from time to time, as the Committee deems appropriate, the compensation and benefits of non-employee directors, including compensation pursuant to equity-based plans, and approve, or make recommendations to the Board with respect to, any changes in such compensation and benefits.

Elements of Compensation

General

Our executive compensation program generally consists of the following elements:

•	base salary;

•	annual incentive compensation in the form of cash bonuses;

•	long-term stock-based incentive compensation consisting of restricted stock and performance unit awards; and

•	benefits such as medical and dental insurance and participation in our 401(k) retirement plan.

EXECUTIVE COMPENSATION

We primarily seek to reward achievement of our short-term goals with base salary and annual cash incentive compensation, while long-term interests are rewarded through long-term equity awards. We believe that base salaries should be at levels competitive with peer companies that compete with us for business opportunities and executive talent, and annual cash incentive compensation and long-term stock-based incentive awards should be at levels which reflect progress made toward our corporate goals and individual performance. In general, salary level and the target level of annual and long-term incentive compensation for each named executive officer are based on market data for the officer’s position. Compensation levels can vary compared to the market due to a variety of factors such as experience, scope of responsibilities, internal equity considerations, tenure and individual performance.

Relative Size of Major Compensation Elements

The relative sizes of the components of an executive’s compensation are determined in the sole discretion of the Committee, often with reference to recommendations by Meridian. Pursuant to their employment agreements, however, the Committee may not reduce the salary of our named executive officers without their consent.

Factors taken into account in determining compensation for all executive officers are our performance and the executive’s responsibilities, experience, leadership, potential future contributions and demonstrated individual performance. The Committee seeks to achieve the appropriate balance between immediate cash rewards for the achievement of performance objectives and long-term incentives that align the interests of our executive officers with those of our stockholders. In setting the target executive compensation levels, the Committee considers the aggregate compensation payable to an executive officer and the form of the compensation. The Committee also considered the results of the 2023 advisory vote on executive compensation and, based upon the strong stockholder support of over 98% of votes cast in favor of our program, believes that its approach to executive compensation remains appropriate.

The following charts summarize the relative size of base salary and target incentive compensation opportunities for 2023 for each of our named executive officers.

(1)	Stock Award values calculated using the aggregate grant date fair value of the restricted stock awards and performance unit awards (assuming target performance).

EXECUTIVE COMPENSATION

Base Salary

We evaluate base salaries for our named executive officers annually or as warranted by circumstances, including changes in positions. The base salaries for our Chief Executive Officer and our other executive officers are reviewed and approved by the Committee. Our Chief Executive Officer provides recommendations on adjustments to the base salary of our other executive officers. Base salary recognizes the job being performed and the value of that job in the competitive market. Base salary must be sufficient to attract and retain the executive talent necessary for our continued success and provide an element of compensation that is not at risk in order to avoid fluctuations in compensation that could distract our executives from the performance of their responsibilities.

Base salaries for our named executive officers are based on a review of numerous factors, including our financial and operating performance during the relevant period and the executive officer’s experience level and contribution to our success. Salary determinations are not based on any formula. As in years past, the Committee and the Chief Executive Officer, as applicable, make an assessment of our actual financial results compared to our overall annual budget based on the financial statements as a whole, taking into account market and economic conditions unknown during the preparation of the relevant annual budgets. In addition, annual adjustments to base salaries also reflect changes or responses to changes in market data.

In October 2023, the Committee met to review the overall compensation of the named executive officers based on their positions and performance, and in relation to the compensation provided to executives at the Company’s peers. In connection with that review, the Committee decided to increase the salaries of each of the named executive officers as set forth in the below table.

Executive	Prior Base Salary	New Base Salary	Percentage Increase

Jeffrey J. Bird	$630,000	$650,000	3.2%

Kyle F. McClure	$420,000	$430,000	2.4%

James C. Webster	$380,000	$400,000	5.3%

Donald M. Underwood	$315,000	$330,000	4.8%

Annual Cash Incentive Compensation

Our annual incentive compensation program provides a cash award that is designed to link each employee’s compensation to the achievement of annual performance objectives for the Company, as well as to recognize the employee’s performance during the year.

2023 Awards. In February 2023, the Committee approved cash incentive compensation criteria under our 2017 Incentive Plan for executive officers for their performance in 2023 (the “2023 Bonus Criteria”). Under the 2023 Bonus Criteria, each executive’s cash incentive compensation award for 2023 performance was calculated based on:

•

Financial performance metrics comprised of (A) our Adjusted EBITDA for the year (weighted 70%), which is a non-GAAP financial measure calculated as net income excluding income taxes, interest income and expense, depreciation and amortization expense, non-cash gains or losses from foreign currency exchange rate changes, as well as other significant non-cash items and other adjustments for certain charges and credits, and excluding any EBITDA associated with the Great North Wellhead business acquired in 2023, and (B) our Bookings for the year (weighted 30%), which refers to actual annual product bookings;

•	A safety performance metric that operates to reduce the final payout received by our executive officers by up to 10% if the number of reportable incidents exceeds a certain number of incidents; and

•	the annual cash incentive target amounts for each executive officer, which are set by the Committee.

In October 2022, after considering market data provided by Meridian, the Committee approved an increase in the annual cash incentive target amounts for Messrs. McClure and Webster from 75% to 80% of base salary and for Mr. Underwood from 50% to 60% of base salary. Mr. Bird’s annual cash incentive target remained unchanged. The Committee set the maximum payout opportunity for each named executive officer at 200% of the officer’s target bonus and the payout for target performance at 100%.

EXECUTIVE COMPENSATION

At the beginning of 2023, our Chief Executive Officer proposed, and the Committee approved, our budget for 2023, including the Adjusted EBITDA and Bookings targets that would apply under our annual incentive plan. Adjusted EBITDA and Bookings, as set forth below, were chosen by the Committee as the relevant Company financial performance metrics for the 2023 annual cash incentive awards in an effort to focus management on improving operating efficiencies and bookings. Performance below threshold would have resulted in zero payout for the applicable metric. The new safety modifier was added in light of our commitment to improving our HSE policies to minimize safety risks and hazards.

	Adjusted EBITDA (70% of Annual Cash Incentive Determination)
	Adjusted EBITDA	Adjusted EBITDA Bonus Target Multiplier

Maximum	$60,000,000	200%

Target	$45,000,000	100%

Threshold	$30,000,000	50%

	Bookings (30% of Annual Cash Incentive Determination)
	Bookings(2)	Bookings Multiplier

Maximum	$378,000,000	200%

Target	$315,000,000	100%

Threshold	$270,000,000	50%
(1)

Adjusted EBITDA is net income excluding income taxes, interest income and expense, depreciation and amortization expense, and adjusted to remove any one-time irregular items, whether gains or losses, including but not limited to stock-based compensation, significant litigation expense, goodwill impairments, asset write-downs, gain on any sale or divestiture of assets or businesses, restructuring costs and foreign exchange gains or losses.

(2)	Bookings are actual annual product bookings.

The safety metric for 2023 was set at no more than eight recordable incidents based on a 5-year average of 13.6 incidents per year.

The final annual cash incentive payouts are determined using the following formula:

Interpolation is used for determining the Adjusted EBITDA and the Bookings Multiplier in the event of achievement between threshold and target or between target and maximum levels. The Committee applies discretion in determining the amount of any bonus reduction in the event that the safety modifier is triggered.

The Company achieved 2023 Adjusted EBITDA of $40 million as described above (resulting in an Adjusted EBITDA Target Multiplier of 83%) and 2023 Bookings of $272 million (resulting in a Bookings Target Multiplier of 52%). The Company experienced six recordable safety incidents, which was below the threshold to require any safety modifier adjustment. Such performance yielded a final performance multiplier for our annual cash incentive for named executive officers of 74% and final bonus payouts of $466,200, $248,640, $224,960, and $139,860 for Messrs. Bird, McClure, Webster and Underwood, respectively.

EXECUTIVE COMPENSATION

Long-Term Stock-Based Incentive Compensation

In determining the amount, if any, of long-term incentive awards granted to our named executive officers and our other key employees, the Committee considers numerous factors, including, among others, the following:

•	our financial and operating performance during the relevant period;

•	the executive’s contribution to our success;

•	the level of market competition for executives with comparable skills and experience; and

•	the total amount of long-term incentive awards granted to an executive over the course of his or her career, together with the retentive effect of additional long-term incentive awards.

The Committee determined that it was appropriate to grant each executive officer awards in an equal number of performance units and restricted stock shares to balance the objectives of retention and performance. For 2023, the division of annual awards under our 2017 Incentive Plan between restricted stock and performance units at target was as follows:

In October of 2023, after considering the above factors, the Committee approved the target grant values set forth below for Messrs. Bird, McClure, Webster and Underwood.

Name	Restricted Stock Value	Target Performance Unit Value

Jeffrey J. Bird	$1,250,000	$1,250,000

Kyle F. McClure	$550,000	$550,000

James C. Webster	$500,000	$500,000

Donald M. Underwood	$200,000	$200,000

Restricted Stock Grants. The Committee administers restricted stock grants under our 2017 Incentive Plan. The Committee approves the grant of restricted stock at meetings of the Committee, and generally does not grant restricted stock by written consent. The Committee establishes award values for our named executive officers and the total number of shares subject to awards for non-executive employees and delegates to the Chief Executive Officer the distribution of such awards to our non-executive employees. Historically, annual grants of equity compensation have been made on October 28, the anniversary of the closing of our initial public offering.

Based on the considerations discussed above under “— Long-Term Stock-Based Incentive Compensation,” the Committee awarded Mr. Bird 54,872 shares of restricted stock, Mr. McClure 24,143 shares of restricted stock, Mr. Webster 21,949 shares of restricted stock and Mr. Underwood 8,779 shares of restricted stock in October 2023. Each grant of restricted stock is scheduled to vest in three equal annual installments on October 28 of each of 2024, 2025 and 2026, subject to the officer’s continued employment through each applicable vesting date.

Performance Units. The Committee also elected to grant to each of the named executive officers shares of performance units in October 2023 under the 2017 Incentive Plan. The Committee believes that the performance unit awards align executive performance with stockholder interests and focus the officers on long-term performance as the performance units vest over three-year intervals. Under the performance units, participants may earn from 0% to 200% of their target number of shares based upon the percentile ranking of the Company’s total shareholder return (“TSR”) compared to the TSR of the VanEck OIH

EXECUTIVE COMPENSATION

Index component companies and the S&P 500 Index, as set forth in the table below. The TSR is calculated over a 3-year period from October 1, 2023 to September 30, 2026. In the event that the Company’s absolute TSR over the 3-year performance period is negative, a reduced percentage payout schedule is applied, as set forth below. Linear interpolation is used to determine payout for performance between achievement levels.

Percentile Ranking	Percentage Earned	Percentage Earned if Absolute TSR is Negative

90th percentile or above	200%	150%

70th percentile	150%	125%

50th percentile (Target)	100%	100%

30th percentile	50%	50%

Below 30th percentile	0%	0%

Based on the considerations discussed above under “— Long-Term Stock-Based Incentive Compensation,” the Committee awarded Mr. Bird a target grant of 54,872 performance units, Mr. McClure a target grant of 24,143 performance units, Mr. Webster a target grant of 21,949 performance units and Mr. Underwood a target grant of 8,779 performance units.

Other Benefits

We provide our executive officers with other personal benefits that we believe are reasonable and consistent with our overall compensation program.

The employment agreements of our named executive officers provide certain benefits upon termination or change-in-control, which are described under “— Potential Payments Upon Termination or Change-in-Control.” We believe these benefits are consistent with those awarded by our peer group and are beneficial in retaining executives. These benefits are also intended to help ensure each named executive officer’s continued full attention to our business needs in the event we were to become the subject of the types of change in control transactions described in the agreements.

We seek to provide benefit plans, such as medical, life and disability insurance, in line with market conditions. Executive officers are eligible for the same benefit plans provided to other employees, including insurance plans and supplemental plans chosen and paid for by employees who wish additional coverage. We also typically make contributions to the Dril-Quip, Inc. 401(k) Plan, which is a voluntary and contributory defined contribution plan for eligible employees. We do not have any special insurance plans for executive officers.

Individual Agreements with Executive Officers

We have entered into employment agreements with each of the named executive officers. For more information on these agreements, see “Executive Compensation — Potential Payments Upon Termination or Change-in-Control.”

Stock Ownership Guidelines

To align the interests of our executive officers and stockholders, we maintain the stock ownership guidelines described below for our executive officers. Under the guidelines, our executive officers should own Dril-Quip common stock having a market value based on the following multiples of base salary:

Executive	Multiple of Base Salary

CEO	5x

Other Executive Officers	3x

For purposes of the guidelines, the ownership requirement is determined based on the executive’s current base salary. The base salary multiple amount is converted to a fixed number of shares using the average closing price of our common stock for the prior calendar year.

EXECUTIVE COMPENSATION

In addition to shares owned outright, unvested restricted stock awards, the target number of unvested performance units, and shares held by immediate family members of the executive officer residing in the same household are counted towards the guidelines. Newly hired or recently promoted officers are given a period of five years from such hiring or promotion to comply with these guidelines. The Committee reviews our executive officers’ stock holdings annually to monitor compliance with these guidelines. As of the date hereof, each of our executive officers is either in compliance with our stock ownership guidelines or within the time period permitted to comply with such guidelines.

Hedging and Pledging Policy

We maintain a policy prohibiting directors and executive officers from entering into speculative transactions in our common stock. Our other employees are not covered by this policy. The hedging policy prohibits the purchase or sale of puts, calls, options or other derivative securities based on our common stock by directors or executive officers. We also prohibit hedging or monetization transactions, such as forward sale contracts, in which the director or executive officer continues to own the underlying common stock without all the risks or rewards of ownership, and the pledging by directors or executive officers of our common stock as collateral for a loan or for any other purpose.

Impact of Accounting Treatment

Under ASC 718, we recognize the cost of employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards. Restricted stock awards are measured based on the fair value of the stock at the date of grant. We have valued the performance unit awards using a Monte Carlo simulation model based on probable achievement level of the underlying performance conditions as of the grant date.

Stockholder Advisory “Say-on-Pay” Vote

At our 2024 annual meeting, we are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers, commonly known as a “say-on-pay” vote. This vote provides our stockholders the opportunity to express their views regarding the compensation program for our named executive officers as disclosed in this proxy statement. As an advisory vote, the say-on-pay vote at our 2024 annual meeting will not be binding upon the Company or the Board of Directors. However, the Board of Directors values the opinions expressed by our stockholders, and the Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers. For additional information, please refer to “Proposal 3: Advisory Vote to Approve Executive Compensation” beginning on page 48.

The advisory vote at our 2024 annual meeting will be our fourteenth “say-on-pay” vote. We conducted a say-on-pay vote at our 2023 annual meeting which received the support of approximately 98% of the shares that voted on the resolution (excluding abstentions and broker non-votes). We have considered the favorable results of this vote, and the Committee has not made any changes to our overall executive compensation program as a direct result of the vote.

At our 2023 annual meeting, we conducted an advisory vote on the frequency of future stockholder advisory votes on executive compensation, at which the Board of Directors recommended that our stockholders vote in favor of holding annual say-on-pay votes instead of the other options presented. Approximately 96% of the shares that were voted in favor of one of the three available frequency recommendations (excluding abstentions and broker non-votes) voted in favor of an annual frequency, a minimal number of shares were voted in favor of holding future votes once every two years, and approximately 4% voted in favor of holding future votes once every three years. In August 2023, we disclosed that, in accordance with the results of the advisory vote, we intend to hold future say-on-pay votes annually until we next hold an advisory vote on the frequency of say-on-pay votes as required under SEC rules.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Terence B. Jupp Carri A. Lockhart
John V. Lovoi
Steven L. Newman
Amy B. Schwetz
Darryl K. Willis

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding the compensation of Mr. Bird, our President and Chief Executive Officer, Mr. McClure, our Vice President — Chief Financial Officer, Mr. Webster, our Vice President — General Counsel and Secretary, and Mr. Underwood, our Vice President — Subsea Products (collectively, the “named executive officers”), for services rendered in all capacities during 2021, 2022 and 2023. Messrs. McClure and Underwood were not named executive officers for 2021 and, accordingly, only their respective 2022 and 2023 compensation is shown.

	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)

Jeffrey J. Bird	2023	633,385		2,610,810	466,200	28,800	3,739,195
President and Chief	2022	605,589		2,827,526	600,000	23,292	4,056,407
Executive Officer	2021	460,000		2,269,282	418,600	15,600	3,163,482

Kyle. F, McClure	2023	421,728		1,148,724	248,640	28,524	1,847,616
Vice President — Chief	2022	403,726	200,000	3,193,781	300,000	21,338	4,118,844
Financial Officer

James C. Webster	2023	383,385		1,044,333	224,960	28,800	1,681,478
Vice President — General	2022	363,726		1,130,979	270,000	23,092	1,787,797
Counsel and Secretary	2021	360,000		1,106,275	245,700	15,600	1,727,575

Donald M. Underwood	2023	317,539		417,705	139,860	28,302	903,406
Vice President — Subsea Products	2022	302,795		452,402	150,000	24,471	929,668

(1)

Amounts reflect the aggregate grant date fair value of restricted stock awards and performance unit awards granted in the applicable year as computed in accordance with ASC 718. With respect to performance unit awards, amounts are based on probable achievement level of the underlying performance conditions as of the grant date. Assumptions used in the calculation of this amount are included in footnote 19 to our audited consolidated financial statements for the fiscal year ended December 31, 2023, included in our Annual Report on Form 10-K filed with the SEC on February 27, 2024. The maximum value at the grant date of 2023 performance unit awards assuming the highest level of performance is achieved is as follows:

Name	Year	Maximum Value of Performance Unit Awards ($)

Jeffrey J. Bird	2023	2,499,968

Kyle F. McClure	2023	1,099,955

James C. Webster	2023	999,996

Donald M. Underwood	2023	399,971
(2)	Amounts shown for each year reflect short-term incentive awards earned with respect to performance in the designated year and paid in the following year.
(3)

The amounts shown for 2023 reflect an automobile allowance for each of the named executive officers in the amount of $15,600 and matching contributions to 401(k) accounts, which were $13,200 for Mr. Bird, $12,924 for Mr. McClure, $13,200 for Mr. Webster, and $12,702 for Mr. Underwood in 2023.

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table contains information with respect to the grant of plan-based awards during 2023.

	Approval Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards (4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Jeffrey J. Bird
			315,000	630,000	1,260,000

	10/24/2023	10/28/2023							54,872	1,249,984
	10/24/2023	10/28/2023				27,436	54,872	109,744		1,360,826

Kyle F. McClure			168,000	336,000	672,000

	10/24/2023	10/28/2023							24,143	549,978

	10/24/2023	10/28/2023				12,072	24,143	48,286		598,746

James C. Webster			152,000	304,000	608,000
	10/24/2023	10/28/2023							21,949	499,998

	10/24/2023	10/28/2023				10,975	21,949	43,898		544,335

Donald M. Underwood			94,500	189,000	378,000
	10/24/2023	10/28/2023							8,779	199,986
	10/24/2023	10/28/2023				4,390	8,779	17,558		217,719

(1)

The estimated payouts under non-equity incentive plan awards were based on the terms of the 2023 Bonus Criteria. The maximum payout amount (as shown in the Maximum column) was 200% of target for all of our named executive officers. The target payout amount (as shown in the Target column) was 100% of target for all of our named executive officers. The threshold payout amount (as shown in the Threshold column) was 50% of target for all of our named executive officers and is shown here without application of any reduction for the safety metric modifier. The safety metric modifier may result in a decrease of up to 10% of the otherwise applicable payouts.

(2)

Reflects performance unit awards, for which threshold, target and maximum numbers of shares are shown in the columns under Estimated Future Payouts Under Equity Incentive Plan Awards for each officer. The performance unit awards vest based on the Company’s total stockholder return compared to the total stockholder return of the VanEck OIH Index component companies and the S&P 500 Index return over the period from October 1, 2023 to September 30, 2026, with payouts capped at 150% of target if the Company’s absolute total shareholder return for such period is negative.

(3)	The 2023 restricted shares granted on October 28, 2023 vest annually in 33 1/3% increments annually beginning on October 28, 2024.
(4)

Represents the full grant date fair value of the awards calculated in accordance with ASC 718. Assumptions used in the calculation of this amount are included in footnote 19 to our audited consolidated financial statements for the fiscal year ended December 31, 2023, included in our Annual Report on Form 10-K filed with the SEC on February 27, 2024.

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The table immediately below sets forth information concerning the outstanding stock option, restricted stock and performance unit awards held by each named executive officer as of December 31, 2023, with the market value based on the closing price per share of our common stock on December 29, 2023, the last trading day of the year.

	Stock Awards
	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested

Jeffrey J. Bird

	14,160	(a)	$329,503

	35,796	(b)	$832,973

	54,872	(c)	$1,276,871

				24,638	(d)	$573,336

				53,694	(e)	$1,249,459

				54,872	(g)	$1,276,871

Kyle F. McClure	16,938	(a)	$394,147

	14,318	(b)	$333,180

	24,143	(c)	$561,808

				20,630	(d)	$480,061

				21,477	(e)	$499,770

				24,143	(f)	$561,808

James C. Webster

	6,903	(a)	$160,633

	14,318	(b)	$333,180

	21,949	(c)	$510,753

				12,011	(d)	$279,501

				21,477	(e)	$499,770

				21,949	(f)	$510,753

Donald M. Underwood	289	(g)	$6,725

	2,124	(a)	$49,425

	5,727	(b)	$133,267

	8,779	(c)	$204,287

				3,696	(d)	$86,000

				8,591	(e)	$199,913

				8,779	(f)	$204,287

(a)	These restricted stock awards vest on October 28, 2024.
(b)	These restricted stock awards vest in two annual installments on October 28, 2024 and October 28, 2025.
(c)	The restricted stock awards vest in one-third increments over a three-year period on October 28 of each of 2024, 2025 and 2026.
(d)

The performance unit awards are shown at the threshold level of achievement and vest based on the Company’s total stockholder return compared to the total stockholder return of the Philadelphia Oil Service Index component companies and the S&P 500 Index over the period from October 1, 2021 to September 30, 2024.

(e)

The performance unit awards are shown at the target level of achievement and vest based on the Company’s total stockholder return compared to the total stockholder return of the component companies of the VanEck OIH Index and the S&P 500 Index over the period from October 1, 2022 to September 30, 2025.

(f)

The performance unit awards are shown at the target level of achievement and vest based on the Company’s total stockholder return compared to the total stockholder return of the component companies of the VanEck OIH Index and the S&P 500 Index over the period from October 1, 2023 to September 30, 2026.

(g)	These restricted stock awards vest on May 17, 2024.

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested

The table immediately below indicates the number and value of stock awards vested during 2023. None of our named executive officers exercised any stock options during 2023.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercises (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Jeffrey J. Bird	—	—	41,139	937,146

Kyle F. McClure	—	—	24,096	548,906

James C. Webster	—	—	20,349	463,550

Donald M. Underwood			7,022	160,261

Potential Payments Upon Termination or Change-in-Control

Named Executive Officers

During 2023, we were parties to employment agreements with each of our named executive officers. The terms of these arrangements are described below.

If Mr. Bird’s employment is terminated by the Company without “cause” or by Mr. Bird for “good reason” (each term as defined in the employment agreement) prior to the end of the “employment term” and not during a “change of control period” (each term as defined in the employment agreement), Mr. Bird will receive the following severance payments and benefits: (i) a lump sum cash payment equal to two times Mr. Bird’s annual base salary and (ii) continued medical, dental, vision and life insurance coverage until the earlier of Mr. Bird’s receipt of equivalent coverage and benefits under the plans of a subsequent employer or two years after the date of termination. Mr. Bird’s receipt of these payments and benefits is subject to his execution and non-revocation of a release of claims and his continued compliance with the confidentiality, non-competition and non-solicitation covenants set forth in the employment agreement as well as any post-separation obligations included in any other agreement between the Company and Mr. Bird.

If Mr. Bird’s employment is terminated prior to the end of the employment term and during a change of control period by the Company without cause or by Mr. Bird for good reason, Mr. Bird will receive the following change of control severance payments and benefits: (i) a lump sum cash payment equal to three times Mr. Bird’s annual base salary, (ii) a lump sum cash payment equal to a pro rata portion of the greater of the annual bonus for the year of termination or the average annual bonus amount paid for the three most recent “performance periods” (as defined in the employment agreement), (iii) a lump sum cash payment in an amount equal to three times the greater of the annual bonus for the year of termination or the average annual bonus amount paid for the three most recent performance periods, (iv) unless greater benefits are otherwise provided under the applicable award agreements, immediate vesting of any stock options, restricted stock awards or performance stock units (with performance awards vesting at target) previously granted to Mr. Bird and outstanding as of the time immediately prior to the date of his termination and the extension of the exercise period (if applicable to an award) until the earlier of the first anniversary of the date of termination and the expiration date of the award and (v) continued medical, dental, vision and life insurance coverage until the earlier of Mr. Bird’s receipt of equivalent coverage and benefits under the plans of a subsequent employer or three years after the date of termination. Mr. Bird’s receipt of these payments and benefits is subject to his execution and non-revocation of a release of claims and his continued compliance with the confidentiality, non-competition and non-solicitation covenants set forth in the employment agreement as well as any post-separation obligations included in any other agreement between the Company and Mr. Bird.

EXECUTIVE COMPENSATION

In addition, Mr. Bird is subject to a perpetual covenant not to use or disclose the Company’s trade secrets or confidential information and non-competition and non-solicitation covenants during the term of his employment and for 12 months following his termination.

The employment agreements with Messrs. McClure, Webster and Underwood include similar termination and severance provisions. If the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” (each term as defined in the applicable employment agreement) prior to the end of the “employment term” and not during a “change of control period” (each term as defined in the applicable employment agreement), the executive will receive the following payments and benefits: (i) a lump sum cash payment equal to one times the executive’s annual base salary and (ii) continued medical, dental, vision and life insurance coverage until the earlier of the executive’s receipt of equivalent coverage and benefits under the plans of a subsequent employer or one year after the date of termination.

The executive’s receipt of these payments and benefits is subject to his execution and non-revocation of a release of claims and his continued compliance with the confidentiality, non-competition and non-solicitation covenants set forth in the employment agreement as well as any post-separation obligations included in any other agreement between the Company and the executive.

The employment agreements with Messrs. McClure, Webster and Underwood include similar change of control severance provisions. If the executive’s employment is terminated prior to the end of the employment term and during a change of control period by the Company without cause or by the executive for good reason, the executive will receive the following payments and benefits: (i) a lump sum cash payment equal to two times annual base salary, (ii) a lump sum cash payment equal to a pro rata portion of the greater of the annual bonus for the year of termination or the average annual bonus amount paid for the three most recent “performance periods” (as defined in the employment agreement), (iii) a lump sum cash payment in an amount equal to two times the greater of the annual bonus for the year of termination or the average annual bonus amount paid for the three most recent performance periods, (iv) unless greater benefits are otherwise provided under the applicable award agreements, immediate vesting of any stock options, restricted stock awards or performance stock units (with performance awards vesting at target) previously granted to the executive and outstanding as of the time immediately prior to the date of his termination and the extension of the exercise period (if applicable to an award) until the earlier of the first anniversary of the date of termination and the expiration date of the award and (v) continued medical, dental, vision and life insurance coverage until the earlier of the executive receipt of equivalent coverage and benefits under the plans of a subsequent employer or two years after the date of termination. The executive’s receipt of these payments and benefits is subject to his execution and non-revocation of a release of claims and his continued compliance with the confidentiality, non-competition and non-solicitation covenants set forth in the employment agreement as well as any post-separation obligations included in any other agreement between the Company and the executive.

In addition, the executive is subject to a perpetual covenant not to use or disclose the Company’s trade secrets or confidential information and non-competition and non-solicitation covenants during the term of his employment and for 12 months following his termination.

EXECUTIVE COMPENSATION

The tables set forth below show potential payments to each of the named executive officers under their respective employment agreements as in effect on December 31, 2023, upon termination of employment, assuming a December 31, 2023 termination date.

Jeffrey J. Bird

Payments Upon Termination	Without Cause and Not During the Change of Control Period	Without Cause or By the Executive for Good Reason and During the Change of Control Period	With Cause; Other than for Good Reason; Due to Death or Disability

Unpaid Salary and Accrued Vacation Through Date of Termination (1)	$15,103	$15,103	$15,103

Base Salary Severance Payment (2)	1,300,000	1,950,000	—

Pro Rated Cash Incentive Amount (3)	—	650,000	—

Additional Cash Incentive Amount (3)	—	1,950,000	—

Stock Options, Restricted Stock and Performance Unit Vesting (4)	—	5,954,188	—

Continued Insurance Coverage (5)	36,185	55,268	—

Total	$1,351,288	$10,574,559	$15,103

(1)	Based on 48 hours of accrued vacation time. Under Company policy, vacation time cannot be carried over to the following year.
(2)	Calculated using base salary in effect at December 31, 2023.
(3)

Calculated using a target annual cash incentive amount of $650,000, which, as of December 31, 2023, is the greater of the target annual cash incentive amount and the average annual cash incentive amount paid for the three most recent performance periods, as provided under the employment agreement.

(4)

Calculated based on (i) the closing price of Dril-Quip common stock on December 29, 2023, the last trading day of the year ($23.27) in the case of restricted stock and performance units and (ii) performance unit payout at target amount.

(5)	Calculated based on assumptions used for financial reporting purposes under ASC 715-60.

Kyle F. McClure

Payments Upon Termination	Without Cause and Not During the Change of Control Period	Without Cause or By the Executive for Good Reason and During the Change of Control Period	With Cause; Other than for Good Reason; Due to Death or Disability

Unpaid Salary and Accrued Vacation Through Date of Termination (1)	$9,991	$9,991	$9,991

Base Salary Severance Payment (2)	430,000	860,000	—

Pro Rated Cash Incentive Amount (3)	—	344,000	—

Additional Cash Incentive Amount (3)	—	688,000	—

Stock Options, Restricted Stock and Performance Unit Vesting (4)	—	3,178,403	—

Continued Insurance Coverage (5)	17,770	36,185	—

Total	$457,761	$5,116,579	$9,991

(1)	Based on 48 hours of accrued vacation time. Under Company policy, vacation time cannot be carried over to the following year.
(2)	Calculated using base salary in effect at December 31, 2023.
(3)

Calculated using a target annual cash incentive amount of $344,000, which, as of December 31, 2023, is the greater of the target annual cash incentive and the average annual cash incentive amount paid for the three most recent performance periods, as provided under the employment agreement.

EXECUTIVE COMPENSATION

(4)

Calculated based on (i) the closing price of Dril-Quip common stock on December 29, 2023 ($23.27), the last trading day of the year in the case of restricted stock and performance units and (ii) performance unit payout at target amount.

(5)	Calculated based on assumptions used for financial reporting purposes under ASC 715-60.

James C. Webster

Payments Upon Termination	Without Cause and Not During the Change of Control Period	Without Cause or By the Executive for Good Reason and During the Change of Control Period	With Cause; Other than for Good Reason; Due to Death or Disability

Unpaid Salary and Accrued Vacation Through Date of Termination (1)	$6,217	$6,217	$6,217

Base Salary Severance Payment (2)	400,000	800,000	—

Pro Rated Cash Incentive Amount (3)	—	320,000	—

Additional Cash Incentive Amount (3)	—	648,000	—

Stock Options, Restricted Stock and Performance Unit Vesting (4)	—	2,496,987	—

Continued Insurance Coverage (5)	16,091	32,767	—

Total	$422,308	$4,295,971	$6,217

(1)	Based on 32 hours of accrued vacation time. Under Company policy, vacation time cannot be carried over to the following year.
(2)	Calculated using base salary in effect at December 31, 2023.
(3)

Calculated using a target annual cash incentive amount of $320,000, which, as of December 31, 2023, is the greater of the target annual cash incentive and the average annual cash incentive amount paid for the three most recent performance periods, as provided under the employment agreement.

(4)

Calculated based on (i) the closing price of Dril-Quip common stock on December 29, 2023 ($23.27), the last trading day of the year in the case of restricted stock and performance units and (ii) performance unit payout at target amount.

(5)	Calculated based on assumptions used for financial reporting purposes under ASC 715-60.

Donald M. Underwood

Payments Upon Termination	Without Cause and Not During the Change of Control Period	Without Cause or By the Executive for Good Reason and During the Change of Control Period	With Cause; Other than for Good Reason; Due to Death or Disability

Unpaid Salary and Accrued Vacation Through Date of Termination (1)	$5,129	$5,129	$5,129

Base Salary Severance Payment (2)	330,000	660,000	—

Pro Rated Cash Incentive Amount (3)	—	198,000	—

Additional Cash Incentive Amount (3)	—	396,000	—

Stock Options, Restricted Stock and Performance Unit Vesting (4)	—	946,181	—

Continued Insurance Coverage (5)	16,091	32,767	—

Total	$351,220	$2,238,077	$5,129

(1)	Based on 32 hours of accrued vacation time. Under Company policy, vacation time cannot be carried over to the following year.
(2)	Calculated using base salary in effect at December 31, 2023.
(3)

Calculated using a target annual cash incentive amount of $198,000, which, as of December 31, 2023, is the greater of the target annual cash incentive and the average annual cash incentive amount paid for the three most recent performance periods, as provided under the employment agreement.

EXECUTIVE COMPENSATION

(4)

Calculated based on (i) the closing price of Dril-Quip common stock on December 29, 2023 ($23.27), the last trading day of the year in the case of restricted stock and performance units and (ii) performance unit payout at target amount.

(5)	Calculated based on assumptions used for financial reporting purposes under ASC 715-60.

CEO Pay Ratio

The table below sets forth comparative information regarding:

•

the annual total compensation of our Chief Executive Officer, Mr. Bird, for the year ended December 31, 2023, determined using the amount reported in the “Total” column of the Summary Compensation Table above;

•

the median of the annual total compensation of all employees of the Company and its consolidated subsidiaries, excluding our Chief Executive Officer, for the year ended December 31, 2023, determined on the basis described below; and

•	a ratio comparison of those two amounts, each as determined in accordance with rules prescribed by the SEC.

For purposes of determining the median of the annual total compensation of all employees of the Company and its consolidated subsidiaries, excluding our Chief Executive Officer, for the year ended December 31, 2023, the applicable SEC rules require us to identify the median employee, by using either annual total compensation for all such employees or another consistently applied compensation measure. In identifying the median employee, we:

•

used annual base salary (defined as the fixed portion of each employee’s compensation arrangements and that is paid without regard to our financial or operational performance in a given year) and annual cash incentive, as determined from the Company’s payroll and finance records for the year ended December 31, 2023, as our consistently applied compensation measure;

•	included the aggregate grant date fair value of equity-based incentive compensation awards;

•

included all worldwide employees of the Company and its consolidated subsidiaries as of December 31, 2023 (the “Measurement Date”), without regard to their location or compensation arrangements or whether employed on a full-time or part-time basis;

•	converted annual base salary and annual cash incentive to U.S. dollars using foreign currency exchange rates as of the Measurement Date;

•	annualized the compensation for any full-time or part-time employees that were hired in 2023 but were not employed by the Company or its consolidated subsidiaries for all of 2023;

•	did not include any cost-of-living adjustments; and

•	did not use statistical sampling.

After identifying the median employee based on the process described above, we calculated annual total compensation for that employee using the same methodology we used for determining total compensation for 2023 for our named executive officers as set forth in the Summary Compensation Table.

Chief Executive Officer annual total compensation (A)	$3,739,195

Median annual total compensation of all employees (excluding Chief Executive Officer) (B)	$64,553

Ratio of (A) to (B)	58:1

EXECUTIVE COMPENSATION

Given the global distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees. We believe that the sum of annual base salary, annual cash incentive and the aggregate grant date fair value of equity-based incentive compensation awards is an appropriate, consistently applied compensation measure that provides a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and finance records and the methodology described above. Because the SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

EXECUTIVE COMPENSATION

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive “compensation actually paid” and certain financial performance of the Company. For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation — Compensation Discussion and Analysis.”

Year	Summary Compensation Table Total for Mr. Bird (1)	Compensation Actually Paid to Mr. Bird (2)	Summary Compensation Table Total for Mr. DeBerry (3)	Compensation Actually Paid to Mr. DeBerry (4)	Average Summary Compensation Table Total for Non-PEO NEOs (5)	Average Compensation Actually Paid to Non-PEO NEOs (6)	Value of Initial Fixed $100 Investment Based On:		Net Income (9)	Adjusted EBITDA (10)
							Total Shareholder Return (7)	Peer Group Total Shareholder Return (8)

2023	$3,739,195	$2,000,342	—		$1,477,500	$708,151	$49.61	$116.80	$604,000	$46,542,000

2022	$4,056,407	$3,246,493	—		$2,278,770	$1,928,341	$57.92	$114.74	$443,000	$29,973,000

2021	—	—	$6,083,948	$(165,868)	$1,734,119	$(302,041)	$41.95	$69.75	($127,996,000)	$15,229,000

2020	—	—	$3,985,828	$585,955	$2,065,660	$1,125,211	$63.14	$58.11	($30,768,000)	$31,707,000

1	The dollar amount reported in this column is the amount reported for Mr. Bird in the “Total” column of our Summary Compensation Table for 2022 and 2023, respectively.
2
The dollar amount reported in this column represents the amount of “compensation actually paid” to Mr. Bird, as computed in accordance with Item 402(v) of Regulation
S-K
and does not reflect the total compensation actually realized or received by Mr. Bird. In accordance with these rules, for 2023, this amount reflects “Total” as set forth in the Summary Compensation Table, adjusted as shown below. Information on the calculation of such amount for 2022 is included in our 2023 Proxy Statement. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Compensation Actually Paid to Mr. Bird	2023

2023 Summary Compensation Table Total	$3,739,195

Less, value of Stock Awards reported in 2023 Summary Compensation Table	($2,610,810)

Plus, year-end fair value of outstanding and unvested equity awards granted in 2023	$2,715,615

Plus, fair value as of vesting date of equity awards granted and vested in 2023	—

Plus (less), change in fair value from December 31, 2022 to December 31, 2023 of outstanding and unvested equity awards granted in prior years	($1,661,151)

Plus (less), change in fair value from December 31, 2022 to the vesting date of equity awards granted in prior years that vested in the year	($182,507)

Less, December 31, 2022 fair value for any equity awards forfeited in 2023	—

2023 Compensation Actually Paid to Mr. Bird	$2,000,342

3	The dollar amounts reported in this column are the amounts reported for Mr. DeBerry in the “Total” column of our Summary Compensation Table for 2021 and 2020.
4
The dollar amounts reported in this column represent the amount of “compensation actually paid” to Mr. DeBerry, as computed in accordance with Item 402(v) of Regulation
S-K
and do not reflect the total compensation actually realized or received by Mr. DeBerry. Information on the calculation of such amounts is included in our 2023 Proxy Statement.

5
The dollar amounts reported in this column represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Bird in 2023 and 2022 and excluding Mr. DeBerry in 2021 and 2020) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for these purposes in each applicable year are as follows: (i) for 2023 and 2022, Messrs. McClure, Webster and Underwood; and (ii) for 2021 and 2020, Messrs. Bird, Kumar and Webster.

EXECUTIVE COMPENSATION

6
The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the NEOs set forth in footnote 5 for each year, as computed in accordance with Item 402(v) of Regulation
S-K.
In accordance with these rules, for 2023 these amounts reflect “Total” as set forth in the Summary Compensation Table, adjusted as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant. Information on the calculation of such amounts for 2020-2022 is included in our 2023 Proxy Statement.

Average Compensation Actually Paid to Non-PEO NEOs	2023

Average 2023 Summary Compensation Table Total	$1,477,500

Less, average value of Stock Awards reported in Summary Compensation Table	($870,254)

Plus, average year-end fair value of outstanding and unvested equity awards granted in 2023	$905,189

Plus, average fair value as of vesting date of equity awards granted and vested in 2023	—

Plus (less), average change in fair value from December 31, 2022 to December 31, 2023 of outstanding and unvested equity awards granted in prior years	($728,516)

Plus (less), average change in fair value from December 31, 2022 to the vesting date of equity awards granted in prior years that vested in the year	($75,768)

Less, prior year-end fair value for any equity awards forfeited in the year	—

Average Compensation Actually Paid to Non-PEO NEOs	$708,151
7
Total Shareholder Return (TSR) is calculated by dividing (a) the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the Company’s share price at the end of each fiscal year shown and the beginning of the measurement period, and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is December 31, 2019.

8	The peer group used for this purpose is the VanEck OIH Index.
9	The dollar amounts reported represent the amount of net income (or loss) reflected in the Company’s audited financial statements for the applicable year.
10
Adjusted EBITDA is net income excluding income taxes, interest income and expense, depreciation and amortization expense, and adjusted to remove any one-time
irregular items, whether gains or losses, including but not limited to stock-based compensation, significant litigation expense, goodwill impairments, asset write-downs, gain on any sale or divestiture of assets or businesses, restructuring costs and foreign exchange gains or losses.

EXECUTIVE COMPENSATION

Description of Certain Relationships between Information Presented in the Pay versus Performance Table
As described in more detail in the section “Executive Compensation—Compensation Discussion and
Analysis
,” the Company’s executive compensation program reflects a variable pay-for-performance
philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Financial Performance Measures
The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

Relative TSR
Bookings
Adjusted EBITDA

EXECUTIVE COMPENSATION

Equity Compensation Plan Information

The following table summarizes information for equity compensation plans in effect as of December 31, 2023:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column)
	(a)	(b)	(c)

Equity compensation plans approved by stockholders	406,581	$26.99	634,997

Total	406,581	$26.61	634,997

(1)	Excludes 687,705 unvested restricted stock awards, which were granted pursuant to the 2017 Incentive Plan. Includes 406,581 unvested Performance Units shown at 100% level of performance achievement.
(2)	The weighted average exercise price does not take into account 406,581 unvested Performance Units, which do not have an exercise price.

EXECUTIVE COMPENSATION

Report of the Audit Committee

The Audit Committee has been appointed by the Board of Directors to assist the Board in overseeing (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s independence, qualifications and performance, and (iv) the performance of our internal audit function. The Audit Committee operates under a written charter adopted by the Board and reviewed annually by the Audit Committee.

The Audit Committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2023 with management and has discussed with PricewaterhouseCoopers LLP, our independent registered public accountants, the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees, with respect to those audited financial statements.

The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has reviewed, evaluated and discussed with PricewaterhouseCoopers LLP its independence.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 for filing with the SEC.

Audit Committee

Terence B. Jupp

Carri A. Lockhart

John V. Lovoi

Steven L. Newman

Amy B. Schwetz

Darryl K. Willis

PROPOSAL 2 Approval of Appointment of Independent Registered Public Accounting Firm

PROPOSAL 2 Approval of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has approved the appointment of PricewaterhouseCoopers LLP (“PwC”) as independent registered public accounting firm to conduct an audit of our consolidated financial statements for the year ending December 31, 2024. PwC has acted as independent registered public accounting firm for us since May 2014. The Board of Directors recommends the approval of PwC as independent registered public accounting firm to conduct an audit of our consolidated financial statements for the year 2024.

Fees Paid to PwC

Aggregate fees for professional services rendered for us by PwC as of or for the years ended December 31, 2023 and 2022 were as follows:

	2023	2022

1. Audit	$2,753,480	$2,076,800

2. Audit Related	—	—

3. Tax	100,000	115,500

4. All Other	2,700	2,700

Total:	$2,856,180	$2,191,000

Audit fees for 2023 were for professional services rendered for the audits of our consolidated financial statements (including consents), the review of those financial statements included in our quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2023, opinions related to the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act and services in connection with statutory and regulatory filings. Tax fees for 2023 were for tax compliance and consulting services.

Audit fees for 2022 were for professional services rendered for the audits of our consolidated financial statements (including consents), the review of those financial statements included in our quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2022, opinions related to the effectiveness of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act and services in connection with statutory and regulatory filings. Tax fees for 2022 were for tax compliance, transfer pricing and consulting services. All Other fees for 2022 were for a software subscription that provides technical accounting guidance and for assistance with SEC matters.

Representatives of PwC are expected to attend the annual meeting and will be available to respond to questions which may be asked by stockholders. Such representatives will also have an opportunity to make a statement at the meeting if they desire to do so.

PROPOSAL 2 Approval of Appointment of Independent Registered Public Accounting Firm

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services

The Audit Committee has established a policy that requires pre-approval of the audit and non-audit services performed by the independent registered public accounting firm. Unless a service proposed to be provided by the independent registered public accounting firm has been pre-approved by the Audit Committee under its pre-approval policies and procedures, it will require specific pre-approval of the engagement terms by the Audit Committee. Under the policy, pre-approved service categories are generally provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. In connection with any pre-approval of services, the independent registered public accounting firm is required to provide detailed back-up documentation concerning the specific services to be provided.

The Audit Committee may delegate pre-approval authority to one or more of its members, including to a subcommittee of the Audit Committee. The member or members to whom such authority is delegated shall report any pre-approval actions taken by them to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by the independent registered public accounting firm.

Required Vote and Recommendation of the Board of Directors

The Board of Directors recommends that you vote FOR the approval of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. In accordance with our bylaws, approval of this proposal will require the affirmative vote of a majority of the votes cast “for” or “against” the proposal. Accordingly, abstentions and broker non-votes applicable to shares present at the meeting will not be included in the tabulation of votes cast on this matter.

PROPOSAL 3 Advisory Vote to Approve Executive Compensation

PROPOSAL 3 Advisory Vote to Approve Executive Compensation

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, and the related rules of the SEC, we are providing our stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of our named executive officers at the 2024 Annual Meeting of Stockholders. This item, commonly referred to as a “say on pay” vote, provides you, as a Dril-Quip, Inc. stockholder, the opportunity to express your views regarding the compensation of our named executive officers as disclosed in this proxy statement.

The overall objective of our compensation programs is to attract and retain talented executive officers and to deliver rewards for superior corporate performance. We have structured our compensation program in order to:

•	align executive compensation with performance and appropriate peer group comparisons;

•	produce long-term, positive results for our stockholders;

•	create a proper balance between building stockholder wealth and executive remuneration while maintaining good corporate governance; and

•	provide market-competitive compensation and benefits that will enable us to attract, motivate and retain a talented workforce.

The discussion under “Executive Compensation — Compensation Discussion and Analysis” beginning on page 19 describes our executive compensation program and the related decisions made by the Compensation Committee in 2023 and the beginning of 2024 in more detail. We urge you to read this discussion, as well as the summary compensation table and other related compensation tables and narrative discussion beginning on page 30, which provides detailed information regarding the compensation of our named executive officers.

We are seeking your advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including under “Executive Compensation — Compensation Discussion and Analysis,” and in the compensation tables and the related narrative discussion. As an advisory vote, this proposal is not binding upon the Company or the Board of Directors. The final decision on the compensation and benefits of our named executive officers and on whether and how to address the results of the vote remains with the Board of Directors and the Compensation Committee. However, the Board of Directors values the opinions expressed by our stockholders, and, as it did in 2023, the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers. We currently hold say on pay votes every year and expect the next say on pay vote after the 2024 Annual Meeting will be held at our 2025 Annual meeting of Directors.

Required Vote and Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this proxy statement. In accordance with our bylaws, approval of this proposal will require the affirmative vote of a majority of the votes cast “for” or “against” the proposal. Accordingly, abstentions will not be included in the tabulation of votes cast on this matter.

OTHER BUSINESS

OTHER BUSINESS

We are not currently aware of any business to be acted upon at the Annual Meeting other than the matters discussed in this proxy statement. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to discretionary authority granted in the proxy in accordance with their best judgment on such matters. The discretionary authority includes matters that the Board of Directors does not know are to be presented at the meeting by others. We received no notices of stockholder director nominations or proposals; therefore, none will be presented at the annual meeting.

ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

Stockholder Proposals for 2025 Meeting

In order to be included in our proxy material for our annual meeting of stockholders in 2025, eligible proposals of stockholders intended to be presented at the annual meeting must be delivered to our Corporate Secretary in writing and comply with requirements of Rule 14a-8 of the Exchange Act. Such proposals must be received by the Company at 2050 West Sam Houston Parkway S., Suite 1100, Houston, Texas 77042 on or before November 29, 2024.

Advance Notice Required for Stockholder Nominations and Proposals

Our bylaws require timely advance written notice of stockholder nominations of director candidates and of any other proposals to be presented at an annual meeting of stockholders (but not for inclusion in the proxy statement). In the case of director nominations and other proposals by stockholders, our bylaws require that advance written notice be delivered to our Corporate Secretary at 2050 West Sam Houston Parkway S., Suite 1100, Houston, Texas 77042 not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting, and that such notice provide the information set forth in our bylaws (which includes information required under Rule 14a-19 with respect to nominations). However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, such notice must be so delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made, and, in the case of director nominations only, if the number of directors to be elected to the Board of Directors at the annual meeting is increased and there is no prior notice or public disclosure naming all of the nominees or specifying the size of the increased Board of Directors at least 100 days prior to such anniversary date, a notice will be considered timely, but only with respect to nominees for any new positions created by such increase, if delivered not later than the close of business on the 10th day following the earlier of the day on which the notice of such meeting was mailed to stockholders or the day on which such public disclosure was made. A copy of our bylaws setting forth the requirements for the nomination of director candidates by stockholders and the requirements for proposals by stockholders may be obtained from our Corporate Secretary at the address indicated on the first page of this proxy statement.

Accordingly, in order for director nominations and stockholder proposals to be properly submitted for presentation at our 2025 annual meeting of stockholders (assuming the date of the 2025 annual meeting is not more than 30 days before or more than 60 days after May 7, 2025), notice must be received by our Corporate Secretary at the address set forth above not later than 6:00 p.m. Central Time on February 16, 2025.

Householding of Annual Meeting Materials

The SEC has adopted rules that permit companies and intermediaries, such as brokers and banks, to provide notice to an address shared by two or more stockholders by delivering a single notice to those stockholders. This procedure is referred to as “householding.” We do not household our notice with respect to our stockholders of record. However, if you hold your shares in street name, your intermediary, such as a broker or bank, may rely on householding and you may receive a single notice if you share an address with another stockholder.

Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the notice, or if you are receiving multiple copies of the notice and wish to receive only one, please notify your broker. Stockholders who currently receive multiple notices at their address and would like to request “householding” of their communications should contact their broker.

ADDITIONAL INFORMATION

Annual Report

Dril-Quip’s Annual Report on Form 10-K, which includes our consolidated financial statements for the year ended December 31, 2023, has been furnished to all stockholders, primarily via the Internet and alternatively by mail if requested.

You may obtain a copy of Dril-Quip’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 without charge from our Corporate Secretary by sending a written request to the address indicated on the first page of this proxy statement or you may access it from our website at www.dril-quip.com.

By Order of the Board of Directors

Jeffrey J. Bird
Chief Executive Officer

March 19, 2024

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 1:00 a.m., Eastern Time, on May 7, 2024.

Online Go to www.envisionreports.com/DRQ or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/DRQ

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals – The Board of Directors recommends a vote FOR the director nominee listed and FOR Proposals 2 and 3.

1. Election of Director: Nominee:
	For	Against	Abstain
01 - Amy B. Schwetz	☐	☐	☐

2. Approval of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.	☐	☐	☐

3. Advisory vote to approve compensation of the Company’s named executive officers.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

           03YFBC

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 7, 2024.

The Proxy Statement, our annual report and other proxy materials are available at:

www.envisionreports.com/DRQ

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/DRQ

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

DRIL-QUIP, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

MAY 7, 2024

The undersigned hereby appoints Kyle F. McClure and James C. Webster, jointly and severally, as proxy holders, with full power of substitution and with discretionary authority, to vote all the shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Dril-Quip, Inc. (the “Company”) to be held on May 7, 2024, at the Company’s worldwide headquarters, 2050 West Sam Houston Parkway S., Suite 1100, Houston, Texas, at 9:00 a.m., Central Time, or at any adjournment thereof, hereby revoking any proxy heretofore given.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT COME BEFORE THE MEETING. IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED HEREIN, FOR APPROVAL OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024, AND FOR APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

(TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE)

C	Non-Voting Items

Change of Address – Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐